Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.’s 33-13793 and 33-34301) and Forms S-8 (No.’s 33-18932, 33-29291, 33-35091, 33-37696, 33-37697, 33-37698, 33-55596, 33-73040, 333-15113, 333-88295, 333-55556, 33-103677, and 333-134977) of Candela Corporation and subsidiaries of our reports dated September 1, 2006, relating to the consolidated financial statements and schedule and the effectiveness of Candela Corporation and subsidiaries  internal controls over financial reporting which appears in this Form 10-K.

/s/ BDO SEIDMAN, LLP
Boston, Massachusetts
September 11, 2006